Exhibit 10.5

Exclusive Technology Consulting and Management Service Agreement

This Exclusive Technology Consulting and Management Service Agreement (this “Agreement”) is made on August 31, 2012 by and between:

Party A: Shanghai Yueyee Network Information Technology Co., Ltd.

Company Address: Rooms 1202-3, Building 2, No.335 Guoding Road, Yangpu District, Shanghai

Legal Representative: Sun Wenjun

Party B: Shanghai Aihui Trading Co., Ltd.

Company Address: Room 224, Building 1, No.2011 Wusi Road, Fengxian District, Shanghai

Legal Representative: Sun Wenjun

WHEREAS:

1.

Party A is a limited liability company incorporated in the territory of the People’s Republic of China (the “PRC”) engaging in, among other things, the provision of a bidding and trading platform for sellers and recyclers of second-hand electronic products.

2.

Party B is a wholly foreign-owned enterprise duly incorporated and validly existing in the territory of the PRC, engaging in, among other things, the provision of services relating to the bidding and trading platform for sellers and recyclers of second-hand electronic products.

3.	It is agreed that Party B has the exclusive right to provide Party A with technology consulting and management services, and Party A agrees to accept such services so provided.

NOW THEREFORE, the Parties hereby agree as follows by mutual agreement:

1.	Exclusive Technology Consulting and Management Services

1.1

During the term of this Agreement, Party A agrees that Party B has the exclusive right to provide Party A with such technology consulting and management services as set out in Appendix 1 hereto. Party A also agrees that, during the term hereof, it will not accept any technology consulting and management services provided by any third party with respect to the business mentioned above without Party B’s prior written consent.

Exclusive Technology Consulting and Management Service Agreement

1.2

During the term of this Agreement, Party A shall, within a reasonable period of time upon determination of its request for Party B’s technical support, furnish Party B with such request, upon receipt of which Party B shall complete the technical work product as requested within such period as agreed by the Parties and deliver to the same to Party A in the manner agreed by the Parties.

1.3

All intellectual property created as a result of the performance of this Agreement, including but not limited to any technology and software, whether independently developed by Party B or developed by either Party using the other Party’s intellectual property, shall be the sole and exclusive property of Party B, and Party A shall not assert any right, title, interest or intellectual property right therein or thereto against Party B.

1.4

If any intellectual property is to be developed by Party B using Party A’s intellectual property, then Party A is required to ensure such intellectual property be free from any defects, failing which Party A shall be liable for any losses caused to Party B.

2.	Calculation and Payment of Technology Consulting and Service Fees

2.1

Service Fees: It is agreed that Party B shall provide Party A with the services described herein during the term of this Agreement, and in return, Party A shall pay to Party B service fees to be determined in such manner as set forth in the Calculation and Payment Terms of Service Fees attached hereto as Appendix 2.

2.2

Party B shall have the right to appoint, at its own cost, its employees or certified public accountants in the PRC or any other country (“Party B’s Authorized Representative”) to inspect Party A’s accounts for the purpose of auditing the calculation method and amount of service fees. In this regard, Party A shall provide Party B’s Authorized Representative with such documents, accounts, records and data as requested thereby in order for such representative to audit Party A’s accounts and determine the amount of service fees. The amount of service fees payable by Party A shall be determined by Party B’s Authorized Representative. Party B shall have the right to issue a service bill to Party A at any time after the issuance of an audit report by Party B’s Authorized Representative, requesting Party A to pay any unpaid service fees. Party A shall pay for the bill within seven (7) business days upon receipt thereof.

Exclusive Technology Consulting and Management Service Agreement

3.	Representations and Warranties

3.1	Party A hereby represents and warrants that:

3.1.1	Party A is a company duly incorporated, validly existing and in good standing under the laws of the PRC.

3.1.2

Party A’s execution and performance of this Agreement are within the scope of its corporate power and business, and it has taken necessary corporate actions and obtained appropriate authorization subject to such laws and contracts that are binding upon or affect it. Upon execution by Party A, this Agreement constitutes its legal, valid and binding obligation, and is enforceable against it in accordance with the terms hereof.

3.2	Party B hereby represents and warrants that:

3.2.1	Party B is a company duly incorporated, validly existing and in good standing under the laws of the PRC.

3.2.2	The services provided by Party B do not constitute a violation of any applicable laws, regulations or government policies.

3.2.3

Party B’s execution and performance of this Agreement are within the scope of its corporate power and business, and it has taken necessary corporate actions and obtained appropriate authorization subject to such laws and contracts that are binding upon or affect it. Upon execution by Party B, this Agreement constitutes its legal, valid and binding obligation, and is enforceable against it in accordance with the terms hereof.

4.	Intellectual Property and Confidentiality

4.1

Party A agrees to make its best efforts to take all reasonable measures to keep confidential Party B’s confidential materials and information (“Confidential Information”). Party A shall, upon Party B’s request, return to Party B or destroy any document, material or software incorporating Confidential Information, and delete any Confidential Information from any relevant memory device, in which case Party A shall not continue to use such Confidential Information. Party A shall not disclose, provide or transfer any Confidential Information to any third party without Party B’s written consent.

Exclusive Technology Consulting and Management Service Agreement

4.2

“Confidential Information” means any trade secret, proprietary information and other material and information in any form whatsoever that belongs to Party B or any of its clients, customers, consultants, sub-licensees or affiliates and is held in confidence by Party B. Confidential Information shall include, without limitation, computer software, Party B’s online catalogs, business plans and ideas, product development, inventions, service designs, creative designs, pictures, texts, audio and video recordings, multimedia information, client data, market data, financial information, scientific information and any and all intellectual property or industrial property owned by Party B, as well as other information deemed or used as Confidential Information by Party B or any of its clients, customers, consultants, sub-licensees or affiliates. Notwithstanding the foregoing, Confidential Information shall not include any information freely disclosed by any associated company to the public or otherwise made generally available to the public.

4.3	It is agreed that, notwithstanding any modification, rescission or termination of this Agreement, this Article shall remain in force and effect.

4.4	Party A covenants that, if it commits a breach of the preceding provisions, it shall indemnify Party B against any financial losses caused thereto.

5.	Indemnification

5.1

Unless otherwise set forth herein, in the event that Party A fails or suspends to perform all of its obligations hereunder, and fails to correct such behavior within thirty (30) days after receipt of Party B’s notice, or that any of Party A’s representations or warranties is untrue, Party A shall be deemed to have committed a default hereunder.

5.2

Party A shall be fully liable for any claim made by any person as a result of Party A’s failure to obey Party B’s instructions or its improper use of Party B’s intellectual property or improper technical operations.

5.3

Party B shall indemnify and hold harmless Party A from and against any losses, damages, obligations and expenses resulting from any lawsuit, claim or other demand against Party A caused by or arising out of the provision of Party B’s services.

5.4

Party A shall indemnify and hold harmless Party B from and against any losses, damages, obligations and expenses resulting from any lawsuit, claim or other demand against Party B caused by or arising out of Party A’s request.

Exclusive Technology Consulting and Management Service Agreement

5.5

In the event that Party A fails to pay to Party B the service fees at such time and in such manner as agreed by the Parties, for each day of delay, Party A shall pay to Party B liquidated damages in an amount equal to 0.05% of the late payment as described in the Calculation and Payment Terms of Service Fees attached hereto.

6.	Effectiveness

6.1

This Agreement shall be executed and take effect as of the date first written above. The term of this Agreement shall be ten (10) years, unless earlier terminated by Party B. Prior to the expiration of the term of this Agreement, the Parties shall, upon Party B’s request, extend this Agreement for further performance hereof or otherwise enter into a new exclusive technology consulting and management service agreement.

7.	Termination

7.1

Party A shall not terminate this Agreement during the term hereof, otherwise Party A shall indemnify Party B against all losses caused thereto and pay for the services that have been performed by Party B. Party B shall have the right to terminate this Agreement at any time by giving thirty (30) days’ prior written notice to Party A.

7.2	Survival: All rights and obligations of the Parties under Articles 4, 5 and 8 hereof shall survive the termination of this Agreement.

8.	Governing Law and Dispute Resolution

8.1	The conclusion, validity, interpretation and performance of this Agreement shall be governed by the laws of the PRC.

8.2

Any and all disputes between the Parties arising from the interpretation and performance of the provisions hereof shall be resolved by the Parties through negotiations in good faith. Should such negotiations fail, either Party may refer the dispute to Shanghai Arbitration Commission for arbitration in accordance with its arbitration rules then in effect. The arbitration proceedings shall be conducted in Chinese. The arbitral award shall be final and binding upon the Parties.

9.	Force Majeure

9.1

If and when the performance of this Agreement is delayed or hindered by reason of any “force majeure event”, the Party affected by force majeure shall be exempted from any liability hereunder only for such delay or hindrance. “Force majeure event” means any event beyond the reasonable control of a Party that cannot be avoided by such Party with reasonable care, including but not limited to government actions, acts of nature, fire, explosion, geographical changes, storm, flood, earthquake, tide, lightning or war; provided, however, that lack of credit, funds or financing shall not be deemed to have gone beyond the reasonable control of a Party. The Party affected by “force majeure event” who seeks exemption from performance of this Agreement or any provision hereof shall, as soon as practicable, notify the other Party of such exemption and all necessary measures to be taken for such performance.

Exclusive Technology Consulting and Management Service Agreement

9.2

The Party affected by force majeure shall be exempted from any liability hereunder for such force majeure; provided, however, that the affected Party who seeks exemption from any liability may be exempted from liability only to the extent that it has made its reasonably practicable efforts to perform this Agreement, which exemption shall be solely applicable to the performance delayed or hindered by force majeure. The Parties agree to make their best efforts to resume the performance hereof as soon as the cause for such exemption is rectified and remedied.

10.	Transfer

10.1	Without Party B’s prior written consent, Party A shall not transfer to any third party any of its rights and obligations hereunder.

10.2

Party B may transfer its rights and obligations to any of its affiliates hereunder. For the purposes hereof, “affiliate” mentioned above means an entity is controlled by, controls or is under common control with Party B. For the purposes of this Article, “control” means the possession, direct or indirect, of the power to determine and/or direct the other Party’s operations and management, whether through ownership of equity in or agreement with the controlled entity. Party B shall notify Party A in writing of such transfer by giving at least twenty (20) days’ prior written notice to Party A.

11.	Severability

If any provision hereof is invalid or unenforceable due to non-compliance with applicable laws, then such provision shall be deemed invalid only to the extent that applicable laws apply, and shall not affect the validity and enforceability of the remaining provisions hereof.

Exclusive Technology Consulting and Management Service Agreement

12.	Amendment and Supplement

Any amendment or supplement to or extension of this Agreement may be made in writing by the Parties. Any amendment or supplemental agreement duly signed by the Parties with respect to this Agreement shall form an integral part hereof, and shall have the same legal force and effect as this Agreement.

13.	This Agreement is executed in two (2) originals, with each Party holding one (1) original, and each original having the same legal effect.

IN WITNESS WHEREOF, the Parties have caused their respective authorized representatives to execute this Agreement as of the date first written above.

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Exclusive Technology Consulting and Management Service Agreement

(This is a signature page to the Exclusive Technology Consulting and Management Service Agreement)

Party A: Shanghai Yueyee Network Information Technology Co., Ltd. (Seal)		Party B: Shanghai Aihui Trading Co., Ltd. (Seal)

/s/ Shanghai Yueyee Network Information Technology Co., Ltd.		/s/ Shanghai Aihui Trading Co., Ltd.

Legal Representative (or Authorized Representative):	/s/ Sun Wenjun	Legal Representative (or Authorized Representative):	/s/ Sun Wenjun
	Sun Wenjun		Sun Wenjun

Signature Page

Exclusive Technology Consulting and Management Service Agreement

Appendix 1

List of Technology Consulting and Services

1) Software development and maintenance;

2) Internet technical support;

3) Database and network security services;

4) Other technical consulting and services.

Appendix 1

Exclusive Technology Consulting and Management Service Agreement

Appendix 2

Calculation and Payment Terms of Service Fees

It is agreed to calculate fees for the services provided by Party B under Article 1 hereof in the following manner:

1.

The service fees hereunder shall be settled quarterly based on the costs and expenses incurred by and between the Parties and Party A’s operating condition and in accordance with normal pricing principles applied among independent entities, and shall be paid by Party A to Party B on a quarterly or annual basis upon Party A’s request.

2.	It is acknowledged that a business tax shall be levied on the service fees at the rate of 5%.

Appendix 2

Exclusive Technology Consulting and Management Service Agreement